GUESS? Europe Sagl

EMPLOYMENT AGREEMENT
between

GUESS? EUROPE SAGL
S.da Regina 44, 6934 Bioggio (hereinafter the «Employer»)

And

Mr Markus Neubrand

(hereinafter the «Executive»)

pursuant to art. 319 and ff of the Swiss Code of Obligations («CO»)

Article 1    Role

The Executive will be employed by the Employer, and while employed by the Employer the Executive will also serve as Chief Financial Officer of Guess?, Inc. (the “Company”, of which the Employer is an affiliated company). The Executive’s scope of activity with respect to the Company will hence also be related to the Employer.

The Executive will report to the Chief Executive Officer of the Company. In the framework of his tasks the Executive may also be directed by the Employer or the Company to take positions, as an officer, manager or member of the board of directors or similar governing body, or other companies affiliated with the Company or the Employer. The Executive will not be entitled to additional compensation (in addition to the compensation provided for in this Employment Agreement) for his service in any such capacity or for his service as an officer of the Company.

Article 2    Type and scope of activity

Usual place of work is Bioggio – Strada Regina 44 and Stabio - Via Vite 3, Switzerland. The Executive upon instruction of the Employer, or as his role requires, may perform his activity also elsewhere or from home.

Article 3    Start of the employment relationship

The Employment Agreement starts on a date to be mutually agreed but in no event later than August 1, 2023.
The validity of the Employment Agreement is subject to the grant of the necessary work/residence permit of the Executive.

Article 4    Probation period

There is no probation period.

Article 5    Duration and termination of the employment relationship

This Agreement is of an unlimited period and can be terminated by each Party providing three (3) months notice for the end of a calendar month to the other Party.

Guess Europe sagl
Strada Regina 44, 6934 Bioggio (Switzerland) – Tel. +41 91 809.50.00 – Fax +41 91 809.51.00 VAT Registration number: 660.849

During the notice period, the Employer shall be entitled to release the Executive from his obligation to perform his working activity (Garden Leave).

Article 6    Termination with immediate effect

Both Parties may terminate the employment relationship with immediate effect at any time for good cause (including due to sexual misconduct) pursuant to art. 337 CO.

Article 7    Protection against termination

Protection against wrongful termination is governed by art. 336 ss CO.

Article 8    General rights and duties of the Executive

The Executive shall perform his activity loyally and according to the instructions and applicable provisions, and shall carefully safeguard the Employer’s interests and the interests of the Guess? group.

Moreover, the Executive undertakes to comply with the regulations set forth by the Employer, as well as in the Company’s policies as such policies are in effect from time to time. The Company and the Employer may each amend their policies from time to time.

For the duration of the employment relationship and even after the end of the Employment Agreement, the Executive must not exploit or reveal confidential information obtained while in the Employer’s service.

Further and specific duties and rights of the Executive are provided in the Proprietary Information and Inventions Assignment Agreement hereto enclosed as Annex A, which is integral part of this Employment Agreement. The Executive agrees to comply with the Proprietary Information and Inventions Assignment Agreement.

Article 9    Working time

Given the role of the Executive, the working time is flexible. The Executive’s tasks will be performed within the necessary time period in order to achieve a high standard.

Article 10    Holidays

The Executive is entitled to 25 days of paid holidays per calendar year.
In case of joining or leaving the company during the calendar year, entitlements will be calculated pro-rata temporis.

Article 11    Feast days and other days of absence

The relevant feast dates are those applied at the seat of the Employer. Other leaves are granted, upon request – without deduction of salary or holidays, for urgent family events or other special events only in accordance with the policies of the Employer as such policies are in effect from time to time.

Article 12    Remuneration and benefits

The Employer undertakes to remunerate the Executive for the performance of his work as follows:

-While the Executive is employed with the Employer, yearly base salary gross CHF 475’000 in 13 monthly instalments, the 13th instalment being paid with the salary of December.

-While the Executive is employed with the Employer, the Executive will be eligible to participate in the Company’s annual bonus plan for the Company’s senior executive officers. For each whole fiscal year of the Company that ends while the Executive is employed with the Employer, the Executive’s target annual cash bonus (the “Bonus”) under the Company’s annual bonus plan will be 50% of the Executive’s base salary from the Employer for that fiscal year (pro-rated for any period of employment with the Employer less than an entire fiscal year). The Company's

Company’s annual bonus plan may be amended from time to time by the Company. The Executive’s actual Bonus for each such fiscal year will be determined by the Company at its sole discretion based upon the achievement by the Company and its subsidiaries of performance goals for each such fiscal year established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), and such other considerations (which may include the Executive’s individual performance) as the Compensation Committee may determine. Accordingly, the Executive’s actual Bonus for any such fiscal year may be more than or less than the target level provided for above.

-The Executive shall be given (on or as reasonably promptly as possible after the Executive’s first day of employment with the Employer) the following initial grant pursuant to the Guess?, Inc. 2004 Equity Incentive Plan (the “Equity Plan”): restricted stock units with respect to 10,000 shares of Common Stock of Guess?, Inc. subject to the Executive’s signing of a restricted stock unit agreement with standard terms and conditions for restricted stock units as determined by the Compensation Committee (the “Initial RSU Award”). The restricted stock units will vest over a four-year period as follows: twenty five percent (25%) will vest on each anniversary of the date of grant until fully vested, with vesting of the relevant tranche in each case subject to and dependent upon the Executive’s continued employment with the Employer through that vesting date.

-During each fiscal year of the Company that the Executive is employed with the Company, beginning with fiscal year 2024 and subject to and dependent upon the Executive remaining employed with the Employer through the date that the Company grants annual equity awards to its senior executive officers for that year, the Executive will be eligible to receive an additional equity award from the Company. Except as provided below, the grant date value for any such annual equity award will be 50% of the Executive’s annual rate of base salary from the Employer in effect on the date of grant of such award. However: (a) the grant date value for Executive’s equity award for fiscal year 2024 will be pro-rated for the portion of the fiscal year Executive is expected to be employed with the Employer following his start date; and (b) for the Executive’s first four annual equity awards from the Company (including the award for fiscal year 2024) (or, if the Executive receives less than four annual equity awards from the Company, for all of such annual equity awards), the grant date value for any such annual equity award will be (1) the annual equity award value otherwise provided for in this clause (i.e., 50% of the Executive’s annual rate of base salary from the Employer in effect on the date of grant of such award (as modified, in the case of the equity award for fiscal year 2024, by clause (a))) minus (2) 25% of the grant date value of the Initial RSU Award. The grant date value of each award will be determined by the Company in accordance with its policies for valuing its annual equity award grant, and the conversion of Swiss Francs into United States Dollars for purposes of determining the grant date value of an equity award will be based on the conversion rate in effect on the applicable grant date with that conversion rate determined using the conversion rate source used by the Company for its financial reporting purposes. The type of award, whether each annual award will consist of multiple types of awards, applicable vesting requirements, and other terms and conditions of each award will be determined by the Compensation Committee, all of which may change from year to year. The actual value of any award may vary based on many considerations, including fluctuations in the value of the Company and whether applicable vesting requirements (which may include performance-based vesting conditions) are satisfied.

-The Executive will receive a signing bonus of CHF 150,000 gross, to be paid on the Employer’s first regular pay date following the Executive’s start date. In case the Executive resigns for any reason other than for good reason prior to the first anniversary of the Executive’s start date, this signing bonus shall be returned by the Executive to the Employer upon the Executive’s resignation.

-While the Executive is employed with the Employer, the Executive is entitled to a Tuition Allowance of CHF 45,000 gross per year and a Flat Expense Refund of CHF 15,000 net per year. These amounts will be divided by 12 and paid monthly.

-In addition, the Executive is entitled to benefit from the services of a relocation agency, chosen by the Employer, to support the Executive in managing his family relocation to Lugano area (such as finding an apartment and handling the initial paperwork), up to a reasonable maximum expense of 8,000 CHF.

If the Employer should terminate the employment agreement for any reason, other than for good cause and other than due to death or disability, the Executive will be entitled to a gross severance benefit corresponding to an amount of one time the annual base salary plus prorated annual cash incentive from the Employer (at the target Bonus rate in effect on the date the Executive’s employment with the Employer terminates, and with the proration to be based on the portion of the fiscal year worked through the date your employment with the Employer terminates), less the amount of monthly base salaries related to the relevant notice period provided in Article 5 above.

Article 13    Illness or accident

The Executive is insured for occupational as well as non-occupational accidents.

In case of the Executive's inability to perform his duties under this Employment Agreement due to illness, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness.
If there is no insurance for loss earnings due to illness the continuation of salary payment is determined by art. 324a of the Swiss Code of Obligations.

The Employer deducts the contributions for the non-occupational accident insurance and the insurance for loss of earnings due to illness from the Executive’s gross salary.

Article 14    Social contribution and pension plan

The Executive and the Employer shall each pay 50% of the contributions for AHV (Old Age and Survivors' Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance).

The Executive's contributions are deducted by the Company from his gross salary.

The Executive shall participate in the Employer’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan itself.

Article 15    Non-solicitation obligation

The Executive shall not, for a period of twelve (12) months from the end for any reason of the Employment Agreement, either directly or indirectly solicit, induce, recruit or encourage any of the Employer’s or the Company’s (including its affiliated entities) employees to terminate their employment or consulting relationship with the Employer or with the Company (including its affiliated entities) or to become employed or engaged as a consultant by Executive or any third party.

Article 16    Legal basis

For any matter not specifically dealt herein, the provisions of the Swiss Code of Obligations apply to this Employment Agreement.
This agreement can be validly amended or completed only if agreed in writing between the Parties.

The court at the domicile or registered office of the defendant or where the employee normally carries out his or her work has jurisdiction (article 34 Swiss Civil Procedure Code).

Place and date:	Place and date:

Signature of the Employer:	Signature of the Executive
Guess?, Inc.
By: /s/ Carlos Alberini	/s/ Markus Neubrand
Its: Chief Executive Officer	Markus Neubrand
4